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                                   EXHIBIT 11

                Statement re: Computation of Per Share Earnings

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                                   EXHIBIT 11
                LIVING CENTERS OF AMERICA, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                Three Months            Nine Months
                                               Ended June 30,          Ended June 30,
                                             -------------------     -------------------
                                              1997        1996        1997        1996

ASSUMING FULL DILUTION (a)


Net Income                                   $13,669     $12,816     $36,208     $36,127
                                             =======     =======     =======     =======

Applicable Common Shares:

    Weighted average shares outstanding
        during the period                     19,548      20,250      19,529      20,230

    Weighted average shares issuable
        upon exercise of common stock
        options using the treasury stock
        method                                   380         241         380         205

    Weighted average shares issuable
        upon exercise of warrants using
        the treasury stock method                 29          10          29          --

                                             -------     -------     -------     -------

    Total shares                              19,957      20,501      19,938      20,435
                                             =======     =======     =======     =======




Earnings per share (fully diluted)           $  0.68     $  0.63     $  1.82     $  1.77
                                             =======     =======     =======     =======
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(a)  This calculation is submitted in accordance with Regulation S-K, item
     601 (b) (11) although not required by footnote 2 to paragraph 14 of APB
     Opinion No. 15 because it results in less than 3% dilution.